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                                                                   EXHIBIT 10.28


April 16, 1997



Mr. Keith Kendrick
229 Linkside Circle
Ponte Vedra Beach, Florida 32082

Dear Keith:

This letter is to formalize our offer to you for employment with First Virtual Holdings Incorporated as Vice President of Marketing reporting directly to the Chairman and CEO, or such other Officer as the Board of Directors may designate.

SALARY

The initial annual salary shall be $215,000 payable two times each month, and we will give you a periodic review of performance and wages on not less than an annual basis. We have also agreed that you will be paid $15,000 within ten days of your first day of employment at First Virtual.

BONUS

We have also agreed that you will be eligible for any bonus plan offered to officers of the Company. Any bonus will be at the sole discretion of the Company's Board of Directors; provided however, that for the first year of your employment, the Company shall guaranty a bonus of at least $40,000, payable no later than April 30, 1998 provided you are still an employee of the Company on that date. Thus after your first year of employment, the Board of Directors of the Company shall decide whether you are entitled to any additional bonuses.

OPTION GRANT

We will also grant you an option to purchase 55,000 shares of the Company's Common Stock, with a price per share of Common Stock at a price equal to the fair market value of the Company's Common Stock as of the date of your execution of this Agreement ("Options"); provided however, that 10,000 of these Options shall have a price of $1.00. ("Discounted Options"). You understand that these Discounted Options will be non statutory options and you should seek advice from your own tax advisor as to the tax consequences of this grant.

All Options shall vest in accordance with the 1995 Stock Option Plan, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter shall vest and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Corporation.



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Mr. Keith Kendrick
April 16, 1997
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RELOCATION EXPENSES

The Company would further agree to pay all your reasonable and necessary Relocation Expenses for six months from the date of your execution of this letter ("Relocation Term"). Relocation Expenses shall include all necessary and reasonable expenses and costs associated with the relocation of you and your family, household goods and vehicles to San Diego and shall include by way of explanation and not limitation, the following:

         (i) trips to the San Diego area for you and your family to locate a suitable residence; and,

         (ii) real estate commissions, associated with the sale of your residence in Florida; and,

         (iii) moving expenses for all household goods; and,

         (iv) travel expenses incurred in traveling back to Florida while your house is up for sale; and,

         (v) temporary living expenses (rent, food, telephone) in the San Diego area, provided however, that if you sell your residence in Florida within the Relocation Term, the Corporation will no longer be obligated to pay for any rent for your residence in San Diego;

provided however, that all such expenses detailed in (i) through (v) inclusive must be supported by receipts and must be reasonable in light of the reimbursement sought.

OTHER BENEFITS

You will be entitled to three weeks paid vacation during each year of employment, provided that no more than one week is taken at a time without the permission of the Company. You shall be eligible to participate in the existing plans for group life, health and accident insurance plans, and any other plans that the Company may adopt in the future. The Company agrees to maintain your health insurance by paying your health insurance premiums for your health insurance from your former employer during the period in which you are not eligible for health insurance through the Company's insurance policies.

SEVERANCE PACKAGE

The Company agrees that the first time after you begin employment with the Company, the Company's cash or cash equivalents are less than $1,500,000. The Company shall pay you $100,000.00 within ten (10) days of your written notice to the Company that you are requiring the payment under this section. The payment shall be treated for tax purposes as additional salary and all withholdings shall be deducted. Your exercise of this option will not affect your continued employment with the Company.



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Mr. Keith Kendrick
April 15, 1997
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The Company further agrees that you have the right to terminate your employment with the Company and will be entitled to immediate vesting of all unvested Options if (x) fifty-one percent (51%) or more, of the outstanding shares of stock of the Company are sold in any single transition ("Change of Control"); and, (y) the marketing function of the Company is eliminated or absorbed into another organization such that your duties as being primarily responsible for the marketing of the Company's products and services is significantly changed; provided however, that a change in title is not considered a significant change and provided further, that you must notify the Company in writing within ninety
(90) days of the Change in Control of your termination of your employment and entitlement to the unvested Options.

REPRESENTATIONS AND WARRANTIES

You represent and warrant that no prior contract or agreement to which you are a party or any prior performance of any such agreement will interfere in any manner, or conflicts with, the terms of and complete performance of this agreement.

This offer is subject to your agreement to the terms and conditions found in Appendices A, B and C, Appendix A includes basic contractual terms and a customary form of employee Proprietary Information and Confidentiality Agreement. Appendix B includes the Company's Voice-mail Policy and E-mail Policy. Appendix C includes an employment application, which you are asked to complete and return with this Agreement. This letter along with Appendix A, B and C form your employment agreement with the Company.

Your execution of this letter will create a binding agreement between you and the Company. We would want you to provide your present employer with notice of termination of employment with a copy to us. We would want you to begin work as soon as possible. We are excited to have you with us and look forward to working together to ensure the continued success of First Virtual.

Sincerely,

First Virtual Holdings Incorporated

/s/ LEE STEIN

Lee Stein
Chairman and Chief Executive Officer

Accepted:      /s/ KEITH KENDRICK
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                   Keith Kendrick


Date:             22 April, 1997
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